AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPECIALTY FOODS ACQUISITION CORPORATION
(a Delaware corporation)


          Specialty Foods Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:
          1. The name of the Corporation is Specialty Foods Acquisition Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 7, 1993. The original Certificate of Incorporation was amended by an amendment filed with the Office of the Secretary of State of the State of Delaware on August 11, 1993 and by a certificate of correction filed with such Secretary on September 13, 1993.
          2. The Corporation's Certificate of Incorporation is hereby amended and restated in its entirety by the Amended and Restated Certificate of Incorporation of Specialty Foods Acquisition Corporation attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate are collectively referred to as the "Restated Certificate").
          3. The Certificate of Incorporation of the Corporation is hereby amended to effect amendments or changes authorized by the Delaware General Corporation Law as follows: (a) to increase the aggregate number of shares which the Corporation shall have authority to issue, and (b) to establish a class of preferred stock, par value $1,000.00 per share (the "Preferred Stock"), having 19,500 shares authorized, with the Board of Directors having the authority to establish and designate series of the Preferred Stock and to fix the number of shares and the relative voting, dividend, liquidation and other rights, preferences and limitation of each such series of Preferred Stock.
          4. To accomplish the foregoing amendments, the following provisions of the Corporation's Certificate of Incorporation have been amended:
              (a) Articles ONE, TWO and THREE, relating to the name of the Corporation, its registered office and agent and its purpose, respectively, hereby remain the same.
              (b) Article FOUR, relating to the aggregate number of shares of capital stock that the Corporation is authorized to issue, the par value thereof, and the classes into which such shares are divided, is hereby amended to read as set forth in Article FOUR of the Certificate of Incorporation of the Corporation as hereinafter restated.
              (c) Old Article FIVE, relating to the original incorporator of the Corporation, is hereby deleted.
              (d) Old Article SIX, relating to election of directors, is hereby renumbered Article FIVE.
              (e) Old Article SEVEN, relating to the limitation of directors' liability to the Corporation and its shareholders, is hereby renumbered Article SIX.
              (f) Old Article EIGHT, relating to indemnification of directors and officers and certain other persons, is hereby renumbered Article SEVEN.
              (g) Old Article NINE, relating to adoption, amendment or repeal of by-laws by the directors, is hereby renumbered as Article EIGHT.
          5. The Restated Certificate was duly approved pursuant to resolutions set forth in unanimous written consent, dated as of May __, 1995, of the Board of Directors of the Corporation in accordance with Section 141(f) of the General Corporation Law.
          6. That in lieu of a meeting and vote of stockholders, the stockholders of the Corporation have given unanimous written consent to the said amendments in accordance with the provisions of
Section 228 of the General Corporation Law.
          7. That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law.
          IN WITNESS WHEREOF, the Corporation has authorized the undersigned to execute this Amended and Restated Certificate of Incorporation and caused the corporate seal of the Corporation to be hereunto affixed this ______ day of May, 1997.

                      SPECIALTY FOODS ACQUISITION CORPORATION



                      By:_______________________________________
                                Name:  Lawrence S. Benjamin
                           Title:    President


                      [Corporate Seal]


ATTEST:



By:________________________________
     Name:  Robert B. Aiken
     Title:    Secretary



EXHIBIT A

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

SPECIALTY FOODS ACQUISITION CORPORATION


          1. Name. The name of the corporation is Specialty Foods Acquisition Corporation (the "Corporation").

          2. Address; Registered Office and Agent. The address of the Corporation's registered office is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware; and its registered agent at such address is The
Corporation Trust Company.

          3. Purposes. The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

          4. Number of Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Million Nineteen Thousand Five Hundred (100,019,500) shares, consisting of (a) One Hundred Million (100,000,000) shares of common stock of the par value of One Cent ($.01) per share (the "Common Stock") and (b) Nineteen Thousand Five Hundred (19,500) shares of preferred stock of the par value of One Thousand Dollars ($1,000.00) per share (the "Preferred Stock").
          The designation, relative rights, preferences and limitations of the shares of each class are as follows:
               4.1  Common Stock
                    4.1.1 Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of the Series A Preferred Stock and any other class or series of stock now or hereafter provided for, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.
                    4.1.2 Subject to the provisions of law and any preferences of the Series A Preferred Stock and any other class or series of stock now or hereafter provided for, each outstanding share of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets of the Corporation legally available therefor.
                    4.1.3     In the event of any liquidation,
dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of the Series A Preferred Stock and any other class or series of stock now or hereafter provided for having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with any other class or series of stock now or hereafter provided for not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining assets of the Corporation.
               4.2  Series A Preferred Stock
                    4.2.1     Designation and Number of Shares.
                              There shall be hereby established a
     series of Preferred Stock designated as "Series A Preferred Stock" (the "Series A Preferred"), to consist of 19,500 shares, par value $1,000.00 per share.
                              Capitalized terms used herein and not
     otherwise defined shall have the meanings set forth in Article
     4.3 below.
                    4.2.2 Rank. The Series A Preferred shall, with respect to dividend distributions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, rank senior to (a) all classes of common stock of the Corporation (including, without limitation, the Common Stock), and
(b) each other class or series of Capital Stock of the Corporation hereafter created which expressly provides that it ranks junior to the Series A Preferred with respect to dividend distributions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation (such Capital Stock, together with the Common Stock, the "Junior Stock").
                    4.2.3     Dividends.
                         (a)  Beginning on the date of issuance of
     the Series A Preferred, the holders of the outstanding shares of Series A Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash on each share of Series A Preferred at an annual rate equal to 16.0%. All dividends with respect to any share of Series A Preferred shall begin to accrue on a daily basis and be cumulative, whether or not earned or declared, from the date of issuance of such share and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the date of issuance of such share. Each dividend distribution on the shares of Series A Preferred shall be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not less than 10 nor more than 60 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors.
                         (b)  All dividends paid with respect to
     shares of Series A Preferred pursuant to Section 4.2.3(a) shall be paid pro rata and in like manner to all of the holders entitled thereto.
                              Dividends payable on the shares of
     Series A Preferred for any period less than a year shall be computed on the basis of a 365 or 366-day year and the actual number of days elapsed in the period for which payable.
                              Nothing herein contained shall in any
     way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Series A Preferred at any time.
                              Dividends in connection with any
     redemption pursuant to Section 4.2.6 may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 60 days prior to the payment thereof, as may be fixed by the Board of Directors.
                              Notwithstanding the foregoing
     provisions of this Section 4.2.3, if (1) the Corporation is not solvent or would be rendered insolvent thereby, (2) such payment would impair the Corporation's capital or (3) at such time any law or the terms and provisions of any agreement of the Corporation or any of its subsidiaries at such time (whether currently in existence or entered into subsequent to the date hereof), including any agreement relating to the indebtedness of the Corporation or any of its subsidiaries at such time, specifically prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a violation or breach thereof or a default (whether immediately or with notice or lapse of time or both) thereunder, subject to the next sentence of this
     Section 4.2.3(f), the Corporation shall not declare, pay or set apart for payment any dividend on any shares of Series A Preferred or Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Series A Preferred or Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of Series A Preferred or Junior Stock, or make any distribution in respect thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property. The foregoing provisions shall not prohibit either of
     the following:   the payment of dividends or other distributions
     on shares of Series A Preferred in the form of additional shares of Series A Preferred; or the payment of dividends or other distributions on shares of Junior Stock in the form of additional shares of Junior Stock.
                    4.2.4     Liquidation.
                         (a)  In the event of any voluntary or
     involuntary liquidation, winding up or dissolution of the Corporation, the holders of shares of Series A Preferred then outstanding shall be entitled to be paid for each share held, out of the assets of the Corporation legally available for distribution to its stockholders, an amount in cash equal to the Liquidation Value per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date of such liquidation, winding up or dissolution, before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock. Except as provided in the preceding sentence, holders of the Series A Preferred shall not be entitled to any distribution in the event of any liquidation, winding up or dissolution of the Corporation.
                         (b)  If, upon any liquidation, winding up or
     dissolution of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Series A Preferred shall be distributed among and paid to the holders of Series A Preferred ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.
                         (c)  For the purposes of this Section 4,
     neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all or part of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, winding up or dissolution, voluntary or involuntary, of the Corporation.
                    4.2.5 Limitation on Redemption. The Series A Preferred shall not be redeemable, in whole or in part, prior to and including August 16, 2006.
                    4.2.6     Redemption.
                         (a)  At any time after August 16, 2006, the
     Corporation, at its option, may redeem at any time, in whole or in part, in the manner provided in Section 4.2.6(c), from any source of funds legally available therefor, any or all of the shares of Series A Preferred, at a redemption price equal to the Liquidation Value of the Series A Preferred, together with an amount in cash equal to all accumulated and unpaid dividends thereon (the "Redemption Price"), to the date fixed by the Corporation for redemption thereof (the "Redemption Date"); provided, that the Corporation may not redeem any or all of the shares of Series A Preferred if at such time the terms and provisions of any agreement of either the Corporation or any of its subsidiaries at such time (whether currently in existence or entered into subsequent to the date hereof), including any agreement relating to the indebtedness of the Corporation or any of its subsidiaries at such time, provide that such redemption would cause or constitute a violation or breach thereof or a default (whether immediately or with notice or lapse of time or both) thereunder. In the event of a redemption pursuant to this
     Section 4.2.6(a) of only a portion of the then outstanding shares of the Series A Preferred, the Corporation shall effect such redemption pro rata according to the number of shares held by each holder of the Series A Preferred.
                         (b)  At any time after August 16, 2006, each
     holder of the outstanding shares of Series A Preferred shall be entitled, at its option, to require the Corporation to redeem, in whole but not in part, in the manner provided in
     Section 4.2.6(c), from any source of funds legally available therefor, all of the shares of Series A Preferred held by such holder at the Redemption Price to the Redemption Date (the "Put Right"), which Redemption Date shall be no later than 90 days after a holder of the outstanding shares of Series A Preferred has provided the Corporation with notice of its intent to exercise the Put Right. The rights of each holder of shares of the Series A Preferred to require the Corporation to redeem shares of the Series A Preferred shall be limited by this
     Section 4.2.6(b). Holders of shares of Series A Preferred shall not have the right to require the Corporation to redeem shares of the Series A Preferred to the extent that such redemption
     (i) would constitute or cause a breach or violation of or a default (whether immediately or with notice or lapse of time or both) under any agreement of either the Corporation or of any of its subsidiaries at such time (whether currently in existence or entered into subsequent to the date hereof), including any agreement relating to the indebtedness of the Corporation or any of its subsidiaries at such time, or (ii) would violate any law applicable to the Corporation. If the Corporation can redeem some but not all of the shares of Series A Preferred that holders have requested the Corporation to redeem (the "Put Securities"), the Corporation shall redeem as many Put Securities as can be redeemed without causing such breach, default or violation; provided, that in the event of a redemption of only a portion of the then outstanding shares of the Series A Preferred pursuant to Put Rights exercised by more than one holder of the shares of Series A Preferred, the Corporation shall effect such redemption pro rata according to the number of shares held by each such holder. Thereafter, at the time it becomes possible for the Corporation to redeem all (but not less than all) remaining Put Securities without causing such breach, default or violation, the Corporation shall promptly redeem all such remaining Put Securities.
                         (c)  At least 30 days and not more than 60
     days before an Redemption Date, the Corporation shall mail a notice of redemption (the "Redemption Notice") by first class mail, postage prepaid, to the holders of record of shares so to be redeemed at each such holder's address as it appears on the stock register of the Corporation; provided, that no failure to give such notice nor any defect therein shall affect the validity of the procedures for the redemption of any shares of Series A Preferred to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:
                              (1)  that the Corporation is exercising
          its option to redeem the Series A Preferred or responding to the exercise by the holder of shares of Series A Preferred of its option to cause such redemption;
                              (2)  the Redemption Price;
                              (3)  whether all or less than all of
          the then outstanding shares of the Series A Preferred are to be redeemed and the total number of shares of the Series A Preferred being redeemed;
                              (4)  the number of shares of Series A
          Preferred held by such holder that the Corporation intends to redeem;
                              (5)  the Redemption Date;
                              (6)  that the holder is to surrender to
          the Corporation, at the place or places where certificates for shares of Series A Preferred are to be surrendered for redemption as provided in the Redemption Notice, in the manner and at the Redemption Price designated, such holder's certificate or certificates representing the shares of Series A Preferred to be redeemed; and
                              (7)  that dividends on the shares of
          the Series A Preferred to be redeemed shall cease to accrue on such Redemption Date unless the Corporation defaults in making payment of the Redemption Price for the shares called for redemption.
                         (d)  Each holder of shares of Series A
     Preferred called for redemption shall surrender the certificate or certificates representing such shares of Series A Preferred to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued by the Corporation, at its expense, representing the unredeemed shares.
                         (e)  Unless the Corporation defaults in the
     payment of the Redemption Price, dividends on the shares of Series A Preferred called for redemption shall cease to accrue on the Redemption Date, and the holders of such redeemed shares shall cease to have any further rights as stockholders of the Corporation on the Redemption Date, other than the right to receive the Redemption Price. If there is any such default in payment, then such dividends shall continue to accrue and the holders of such shares shall continue to have all rights as stockholders of the Corporation (in each case as though no such redemption or attempted redemption had been made).
                    4.2.7 Voting Rights. The holders of shares of Series A Preferred, except as otherwise required under Delaware law, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.
                    4.2.8     Reissuance of Series A Preferred.
Shares of Series A Preferred that have been redeemed or otherwise acquired by the Corporation shall be retired and canceled and shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, that any issuance of such shares as Series A Preferred must be in compliance with the terms of this Article 4.2.
                    4.2.9     Business Day.  If any payment or
redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.
                    4.3  Definitions
               As used in this Article 4, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
               "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.
               "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).
               "Dividend Payment Date" means March 31 and
September 30 of each year.
               "Exchange Act" means the Securities Exchange Act of 1934, as amended.
               "Liquidation Value" means, with respect to a share of Series A Preferred, the sum of $1,000.
               "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

          5.   Election of Directors.  Members of the Board of
Directors may be elected either by written ballot or by voice vote.

          6. Limitation of Liability. No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the Director derived any improper personal benefits.
          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

          7.   Indemnification.
               7.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements). Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 7.
               7.2 The Corporation shall, from time to time, reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the Delaware General Corporation Law, such expenses incurred by or on behalf of any Director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.
               7.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this
Section 7 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the "By-laws"), any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
               7.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this
Section 7 shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.
               7.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 7, the By-laws or under
Section 145 of the Delaware General Corporation Law or any other provision of law.
               7.6 The provisions of this Section 7 shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this
Section 7 is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer, or other person intend to be legally bound. No repeal or modification of this Section 7 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or there after brought or threatened based in whole or in part upon any such state of facts.
               7.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this
Section 7 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establish ing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.
               7.8 Any Director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.
               7.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 7 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

          8. Adoption, Amendment and/or Repeal of By-Laws. The Board of Directors may from time to time (after adoption by the undersigned of the original By-laws) make, alter or repeal the By-laws by a vote of two-thirds of the entire Board of Directors that would be in office if no vacancy existed, whether or not present at a meeting; provided, however, that any By-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any By-laws may be made, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation.